WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                                    John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                     Contact:  Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000




   WERNER ENTERPRISES REPORTS FIRST QUARTER 2007 REVENUES AND EARNINGS

Omaha, Nebraska, April 16, 2007:
-------------------------------
     Werner Enterprises, Inc. (NASDAQ:WERN), one of the nation's largest truckload transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2007.

     Revenues increased 2% to $503.9 million in first quarter 2007 compared to $491.9 million in first quarter 2006. Earnings per share decreased 24% to $.21 per share in first quarter 2007 compared to $.27 in first quarter 2006.

     An increase in truck capacity and softness in freight demand made for a continued challenging market in first quarter 2007. In addition, rising fuel prices and the effects of significant winter storms placed added pressures on the cost side. January 2007 began with an unusually low level of freight demand. Freight bookings were lower each week in first quarter 2007 compared to the same weeks in each of the prior three years. However, Werner experienced the typical seasonal improvement in freight demand as first quarter 2007 developed from January to March.

     The softness in the housing and automotive sectors that are not large markets for Werner Enterprises, caused carriers that serve these markets to compete more aggressively in the consumer non-durable markets principally served by the Company. In addition, moderating economic growth and inventory tightening also contributed to lower freight volumes. These factors and the significant increase in truck supply caused by the large truck pre-buy led to a competitive environment in first quarter 2007.

     The driver market remains challenging, but is less difficult than a year ago. Normally going into the spring season, the driver market is very difficult due to seasonal construction and housing jobs that become available with improving weather conditions. The current weakness in these industries and other factors are helping improve the Company's driver availability.

     Werner has historically served its partner customers by making available a portion of its 3,000-truck Van solo driver fleet to meet their flex and surge shipment needs, at contractually agreed terms and rates. This fleet, which has the greatest exposure to the spot freight market, faced the most operational challenges during the past several months. To better match freight and trucks and to improve profitability, in March 2007 we began reducing our Van fleet by 250 trucks over a 60-day period. In addition, we are meeting with our partner customers to explain our goal of committing 100% of our Van capacity on a daily basis. In the future, we intend to meet our partner customers' flex and surge shipment needs using the 5,000 qualified carriers managed by our experienced Brokerage team.

     The ongoing diversification of our service offerings to Dedicated (34% of revenues), Mexico and Canada international revenues (10% of revenues) and logistics through our Value Added Services division (14% of revenues) helped soften the impact of a less favorable freight market in first quarter 2007, while providing increased service offerings to our customers. Werner intends to continue to diversify and grow Dedicated, International and Value Added Services.

     As  planned, the average age of the Company's fleet remained new at
1.49 years as of March 31, 2007. Werner continued to take delivery of new trucks with 2006 engines through most of first quarter 2007. In 2005 and 2006, 170,000 more class 8 trucks than normal were built, or approximately 6% of the class 8 trucks used for business purposes in the United States. Since all class 8 trucks built beginning in April 2007 are required to have the 2007 engines, Werner expects that truck builds will be at very low levels for the next several months. Werner anticipates that the expected significant decline in truck builds in upcoming months will gradually bring class 8 truck supply more in balance with freight demand. Our new fleet will allow us to delay purchases of trucks with the 2007 engines.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest equipment sales remarketing companies, and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, decreased to $6.2 million in first quarter 2007 compared to a quarterly record high of $8.8 million in first quarter 2006. As planned, in first quarter 2007 the Company sold fewer trucks but continued to realize solid gains per truck sold, after considering the impact of the softer freight market and higher fuel prices. In first quarter 2007, the Company also continued to sell its oldest van trailers that are fully depreciated and replace them with new trailers. These trailer sales also contributed to equipment gains in both first quarter 2007 and first quarter 2006. The Company expects to continue to sell its oldest van trailers during the remainder of 2007 and continue replacing them with new trailers. The number of trucks planned for sale for each of the remaining three quarters of 2007 is expected to be lower than 2006. Gains on sales are reflected as a reduction of Other Operating Expenses in the Company's income statement.

     Compared to the same month in the prior year, fuel costs were 10 cents per gallon lower in January 2007, 5 cents per gallon higher in February 2007, and 14 cents per gallon higher in March 2007. Fuel prices continue to rise and averaged 18 cents per gallon higher in the first 16 days of April 2007 compared to the same period in April 2006. In addition, the industry-wide adoption of ultra-low sulfur diesel beginning in fourth quarter 2006 reduced miles per gallon. For first quarter 2007 compared to first quarter 2006, net fuel costs had a two-cent negative impact on earnings per share. The Company includes all of the following items in the calculation of the impact of fuel on earnings for both periods: (1) average fuel price per gallon, (2) fuel reimbursements paid to owner-operator drivers, (3) miles per gallon, and
(4) offsetting fuel surcharge revenues from customers.

     In March 2006, a long-standing customer, APX Logistics, Inc., filed bankruptcy and was subsequently being liquidated with no significant amounts expected to be paid to unsecured creditors. The Company recorded bad debt expense in first quarter 2006 for the full amount owed of $7.2 million. This is reflected as an expense in Other Operating Expenses in the Company's income statement for first quarter 2006.

     To provide shippers with additional sources of managed capacity and network analysis, the Company is growing its non-asset based Value Added Services (VAS) division. VAS includes brokerage, freight transportation management, intermodal, and Werner Global Logistics international business.


Value Added Services (amounts in 000's)            1Q07                1Q06
---------------------------------------      ---------------     ---------------
Revenues                                     $69,877  100.0%     $56,171  100.0%
Gross margin                                   7,948   11.4        5,280    9.4
Operating income                               2,940    4.2        1,511    2.7


     VAS generated 24% revenue growth, 51% gross margin growth, and 95% operating income growth.

     Brokerage continued to produce strong results with 32% revenue growth and $0.8 million of operating income improvement. Brokerage is generating an annualized revenue run rate of $115 million with a carrier base of approximately 5,000 qualified carriers. Freight Management, our single source logistics solution and largest VAS service offering, produced 9% revenue growth and $0.3 million of operating income improvement. Freight Management continues to secure new VAS business that is generating growth across all Company business units. Intermodal produced 46% revenue growth and $0.3 million of operating income improvement, as we started benefiting from intermodal strategy changes that we implemented during fourth quarter 2006 and first quarter 2007.

     Our  newest  VAS division, Werner Global Logistics (WGL), is  fully prepared to assist customers with innovative global supply chain solutions. All necessary business licenses have been obtained; our experienced management team is fully staffed and trained in Shanghai, Shenzen and Omaha; and WGL has successfully managed hundreds of international container shipments to date. Customer development efforts are actively in process and WGL is expected to be a positive operating income contributor later this year. WGL is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC and a TSA approved Indirect Air Carrier.

     A comparison of the Company's truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for first quarters 2007 and 2006 is shown below.


Operating Ratios                      1Q07        1Q06       Difference
----------------                     ------      ------      ----------
Truckload Transportation Services     93.6%       90.5%         3.1%
Value Added Services                  95.8        97.3         -1.5


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for first quarter 2007 and first quarter 2006 is 94.5% and 91.9%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     The Company's financial position remains strong. The Company ended the quarter with $80.0 million of debt after net repayments of $20.0 million in first quarter 2007. Stockholders' equity is $853.6 million, or $11.55 per share. During first quarter 2007, the Company purchased
1.5 million shares of its stock at an average share price of $19.68. The Company has 3.7 million shares remaining and available for repurchase under the current authorization from the board of directors.

                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                                Quarter        % of         Quarter       % of
                                 Ended      Operating       Ended      Operating
                                3/31/07      Revenues      3/31/06      Revenues
                             -------------  ----------  -------------  ----------
Operating revenues                $503,913       100.0       $491,922       100.0
                             -------------  ----------  -------------  ----------
Operating expenses:
   Salaries, wages and
     benefits                      150,521        29.9        146,613        29.8
   Fuel                             89,085        17.7         88,646        18.0
   Supplies and maintenance         39,591         7.9         37,792         7.7
   Taxes and licenses               30,163         6.0         29,469         6.0
   Insurance and claims             24,205         4.8         19,195         3.9
   Depreciation                     42,557         8.4         41,101         8.3
   Rent and purchased
     transportation                100,215        19.9         88,019        17.9
   Communications and
     utilities                       5,092         1.0          4,895         1.0
   Other                            (4,782)       (1.0)          (630)       (0.1)
                             -------------  ----------  -------------  ----------
      Total operating
        expenses                   476,647        94.6        455,100        92.5
                             -------------  ----------  -------------  ----------
Operating income                    27,266         5.4         36,822         7.5
                             -------------  ----------  -------------  ----------

Other expense (income):
   Interest expense                  1,336         0.3            273         0.1
   Interest income                  (1,051)       (0.2)          (995)       (0.2)
   Other                                72         0.0             41         0.0
                             -------------  ----------  -------------  ----------
      Total other expense
        (income)                       357         0.1           (681)       (0.1)
                             -------------  ----------  -------------  ----------

Income before income taxes          26,909         5.3         37,503         7.6
Income taxes                        11,241         2.2         15,474         3.1
                             -------------  ----------  -------------  ----------
Net income                         $15,668         3.1        $22,029         4.5
                             =============  ==========  =============  ==========

Diluted shares outstanding          76,216                     80,963
                             =============              =============
Diluted earnings per share            $.21                       $.27
                             =============              =============


                                       OPERATING STATISTICS
                             Quarter Ended              Quarter Ended
                                3/31/07      % Change      3/31/06
                             -------------  ----------  -------------
Trucking revenues, net of
  fuel surcharge (1)              $366,306       -0.5%       $368,256
Trucking fuel surcharge
  revenues (1)                      60,383       -2.4%         61,888
Non-trucking revenues,
  including VAS (1)                 72,951       23.7%         58,980
Other operating revenues (1)         4,273       52.7%          2,798
                             -------------              -------------
     Operating revenues (1)       $503,913        2.4%       $491,922
                             =============              =============

Average monthly miles per
  tractor                            9,519       -3.2%          9,834
Average revenues per total
  mile (2)                          $1.444       -0.3%         $1.448
Average revenues per loaded
  mile (2)                          $1.676        0.8%         $1.663
Average percentage of empty
  miles                              13.84%       7.2%          12.91%
Average trip length in
  miles (loaded)                       572       -2.2%            585
Total miles (loaded and
  empty) (1)                       253,714       -0.2%        254,317
Average tractors in service          8,884        3.1%          8,620
Average revenues per
  tractor per week (2)              $3,172       -3.5%         $3,286
Capital expenditures, net (1)      $31,564                     $7,870
Cash flow from operations (1)      $68,056                   $103,520
Return on assets (annualized)          4.3%                       6.4%
Total tractors (at quarter
  end)
     Company                         7,976                      7,820
     Owner-operator                    824                        830
                             -------------              -------------
          Total tractors             8,800                      8,650

Total trailers (truck and
  intermodal, quarter end)          25,160                     25,080


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                     BALANCE SHEET DATA
                                           (In thousands, except share amounts)


                                              3/31/07                 12/31/06
                                           ------------             ------------
                                           (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                    $17,575                  $31,613
   Accounts receivable, trade, less
     allowance of $9,299 and $9,417,
     respectively                               230,459                  232,794
   Other receivables                             14,294                   17,933
   Inventories and supplies                      10,445                   10,850
   Prepaid taxes, licenses and permits           13,500                   18,457
   Current deferred income taxes                 26,251                   25,251
   Other current assets                          23,305                   24,143
                                           ------------             ------------
      Total current assets                      335,829                  361,041
                                           ------------             ------------

Property and equipment                        1,690,835                1,687,220
Less - accumulated depreciation                 602,288                  590,880
                                           ------------             ------------
      Property and equipment, net             1,088,547                1,096,340
                                           ------------             ------------

Other non-current assets                         20,482                   20,792
                                           ------------             ------------

                                             $1,444,858               $1,478,173
                                           ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                             $65,224                  $75,821
   Insurance and claims accruals                 80,885                   73,782
   Accrued payroll                               20,887                   21,344
   Other current liabilities                     28,264                   19,963
                                           ------------             ------------
      Total current liabilities                 195,260                  190,910
                                           ------------             ------------

Long-term debt                                   80,000                  100,000

Other long-term liabilities                       6,607                      999

Insurance and claims accruals, net of
  current portion                                99,500                   99,500

Deferred income taxes                           209,908                  216,413

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     73,900,461 and 75,339,297 shares
     outstanding, respectively                      805                      805
   Paid-in capital                              105,342                  105,193
   Retained earnings                            874,478                  862,403
   Accumulated other comprehensive
     loss                                          (786)                    (207)
   Treasury stock, at cost; 6,633,075
     and 5,194,239 shares,
     respectively                              (126,256)                 (97,843)
                                           ------------             ------------
      Total stockholders' equity                853,583                  870,351
                                           ------------             ------------
                                             $1,444,858               $1,478,173
                                           ============             ============


     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico and China. Werner maintains its global headquarters in Omaha, Nebraska with offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled, and flatbed. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner, through its subsidiary companies, is a licensed U.S. NVOCC, U.S. Customs Broker, Class A Freight Forwarder in China, licensed China NVOCC and a TSA approved Indirect Air Carrier.

     Werner Enterprises' common stock trades on The NASDAQ Global Select
MarketSM  under  the  symbol  WERN.   The  Werner  website  address   is
www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.